Exhibit 99.2

Windstream Holdings II, LLC

Unaudited Condensed Consolidated Financial Statements

For the period ended June 30, 2024

Windstream Holdings II, LLC

WINDSTREAM HOLDINGS II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions, except per unit amounts)	2024	2023	2024	2023
Revenues and sales:
Service revenues	$915.7	$980.0	$1,892.4	$1,999.4
Sales revenues	10.6	10.9	34.5	18.8
Total revenues and sales	926.3	990.9	1,926.9	2,018.2
Costs and expenses:
Cost of services (exclusive of depreciation and amortization included below)	574.6	616.5	1,164.7	1,253.4
Cost of sales	8.7	11.2	25.1	21.0
Selling, general and administrative	173.5	181.0	351.7	364.4
Depreciation and amortization	200.8	199.5	408.5	395.2
Net gain on asset retirements and dispositions	(9.7)	(5.2)	(31.4)	(5.6)
Gain on sale of operating assets	—	—	(103.2)	—
Total costs and expenses	947.9	1,003.0	1,815.4	2,028.4
Operating (loss) income	(21.6)	(12.1)	111.5	(10.2)
Other income (expense), net	0.8	(0.1)	1.5	—
Interest expense	(52.8)	(52.6)	(106.4)	(104.3)
(Loss) income before income taxes	(73.6)	(64.8)	6.6	(114.5)
Income tax benefit (expense)	13.7	15.1	(6.8)	26.6
Net loss	$(59.9)	$(49.7)	$(0.2)	$(87.9)
Loss per unit:
Basic	$(0.66)	$(0.55)	$(0.00)	$(0.98)
Diluted	$(0.66)	$(0.55)	$(0.00)	$(0.98)
Weighted average units outstanding:
Basic	90.7	90.2	90.7	90.1
Diluted	90.7	90.2	90.7	90.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Net loss	$(59.9)	$(49.7)	$(0.2)	$(87.9)
Other comprehensive (loss) income:
Designated interest rate swaps:
Change in fair value in the period	2.2	6.7	9.1	4.9
Net unrealized gains included in interest expense	(1.7)	(3.9)	(3.4)	(8.2)
De-designated interest rate swap:
Amortization of unrealized gain	(2.0)	(1.1)	(3.9)	(1.1)
	(1.5)	1.7	1.8	(4.4)
Income tax benefit (expense)	0.4	(0.4)	(0.4)	1.1
Change in interest rate swaps	(1.1)	1.3	1.4	(3.3)
Postretirement plan:
Amounts included in net periodic benefit cost:
Amortization of net actuarial gains	(0.2)	(0.2)	(0.4)	(0.4)
Amortization of prior service credits	(0.2)	(0.2)	(0.4)	(0.4)
	(0.4)	(0.4)	(0.8)	(0.8)
Income tax benefit	0.1	0.1	0.2	0.2
Change in postretirement plan	(0.3)	(0.3)	(0.6)	(0.6)
Other comprehensive (loss) income	(1.4)	1.0	0.8	(3.9)
Comprehensive (loss) income	$(61.3)	$(48.7)	$0.6	$(91.8)

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Millions, except number of common units)	June 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$96.4	$44.9
Restricted cash	5.3	5.3
Accounts receivable, net of allowance for credit losses of $22.4 and $22.9, respectively	335.5	352.6
Inventories	168.6	186.2
Prepaid expenses	146.7	144.7
Other current assets	186.8	88.2
Total current assets	939.3	821.9
Intangible assets, net	263.0	246.0
Property, plant and equipment, net	3,795.4	3,924.2
Operating lease right-of-use assets	3,511.9	3,686.3
Other assets	91.0	93.3
Total Assets	$8,600.6	$8,771.7
Liabilities and Equity
Current Liabilities:
Current portion of long-term debt	$7.5	$7.5
Current portion of operating lease obligations	478.2	456.3
Accounts payable	153.2	242.7
Advance payments	142.7	164.2
Accrued taxes	64.4	58.3
Accrued interest	41.9	42.7
Other current liabilities	356.6	306.0
Total current liabilities	1,244.5	1,277.7
Long-term debt	2,319.3	2,319.0
Long-term operating lease obligations	3,294.6	3,455.2
Deferred income taxes	195.7	197.8
Other liabilities	418.6	380.2
Total liabilities	7,472.7	7,629.9
Commitments and Contingencies (See Note 13)
Equity:
Common units, 90,705,184 and 90,562,074 issued and outstanding, respectively	1,463.0	1,463.0
Additional paid-in-capital	8.3	22.8
Accumulated other comprehensive income	19.7	18.9
Accumulated deficit	(363.1)	(362.9)
Total equity	1,127.9	1,141.8
Total Liabilities and Equity	$8,600.6	$8,771.7

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(Millions)	2024	2023
Cash Flows from Operating Activities:
Net loss	$(0.2)	$(87.9)
Adjustments to reconcile net loss to net cash provided from operations:
Depreciation and amortization	408.5	395.2
Gain on sale of operating assets	(103.2)	—
Net gain on asset retirements and dispositions	(31.4)	(5.6)
Provision for estimated credit losses	24.5	23.7
Deferred income taxes	(2.3)	(28.1)
Other, net	6.1	9.4
Changes in operating assets and liabilities, net
Accounts receivable	(7.3)	35.0
Inventories	17.6	11.9
Prepaid expenses	(2.0)	(25.7)
Other current assets	(84.0)	2.4
Other assets	(2.0)	6.9
Accounts payable	(70.6)	3.1
Advance payments	(21.5)	4.4
Accrued interest	(0.7)	(1.4)
Accrued taxes	6.1	(9.6)
Other current liabilities	34.7	(27.4)
Other liabilities	7.2	8.0
Operating lease assets and lease obligations	35.7	29.1
Other, net	7.8	(0.7)
Net cash provided from operating activities	223.0	342.7
Cash Flows from Investing Activities:
Capital expenditures	(450.0)	(554.1)
Uniti funding of growth capital expenditures	196.7	158.7
Capital expenditures funded by government grants	(56.0)	(29.8)
Grant funds received for broadband expansion	33.5	2.7
Proceeds from sale of operating assets	103.5	—
Proceeds from liquidation of non-marketable investment	9.2	—
Other, net	3.6	7.0
Net cash used in investing activities	(159.5)	(415.5)
Cash Flows from Financing Activities:
Proceeds of debt issuances	215.0	240.0
Repayments of debt	(218.7)	(243.7)
Payments under finance leases	(5.5)	(6.5)
Other, net	(2.8)	(0.3)
Net cash used in financing activities	(12.0)	(10.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	51.5	(83.3)
Cash, Cash Equivalents and Restricted Cash:
Beginning of period	50.2	117.9
End of period	$101.7	$34.6
Supplemental Cash Flow Disclosures:
Interest paid, net of interest capitalized	$103.1	$105.0
Income taxes paid, net	$4.6	$9.7
Right-of-use assets obtained in exchange for operating lease obligations	$77.6	$95.6
Change in accounts payable and other current liabilities for purchases of property and equipment	$19.9	$9.7

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at December 31, 2023	$1,463.0	$22.8	$18.9	$(362.9)	$1,141.8
Net income	—	—	—	59.7	59.7
Other comprehensive income, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	4.0	—	4.0
Amortization of net gains on de-designated interest rate swap	—	—	(1.5)	—	(1.5)
Comprehensive income	—	—	2.2	59.7	61.9
Equity-based compensation	—	1.4	—	—	1.4
Taxes withheld on vested and settled restricted common units	—	(0.5)	—	—	(0.5)
Balance at March 31, 2024	$1,463.0	$23.7	$21.1	$(303.2)	$1,204.6
Net loss	—	—	—	(59.9)	(59.9)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	0.4	—	0.4
Amortization of unrealized gain on de-designated interest rate swap	—	—	(1.5)	—	(1.5)
Comprehensive loss	—	—	(1.4)	(59.9)	(61.3)
Reclassification of equity awards	—	(15.6)	—	—	(15.6)
Equity-based compensation	—	0.5	—	—	0.5
Taxes withheld on vested and settled restricted common units	—	(0.3)	—	—	(0.3)
Balance at June 30, 2024	$1,463.0	$8.3	$19.7	$(363.1)	$1,127.9

(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at December 31, 2022	$1,463.0	$13.6	$34.8	$(153.1)	$1,358.3
Net loss	—	—	—	(38.2)	(38.2)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	(4.6)	—	(4.6)
Comprehensive loss	—	—	(4.9)	(38.2)	(43.1)
Equity-based compensation	—	1.6	—	—	1.6
Balance at March 31, 2023	$1,463.0	$15.2	$29.9	$(191.3)	$1,316.8
Net loss	—	—	—	(49.7)	(49.7)
Other comprehensive income (loss), net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	2.1	—	2.1
Amortization of net gains on de-designated interest rate swap	—	—	(0.8)	—	(0.8)
Comprehensive income (loss)	—	—	1.0	(49.7)	(48.7)
Equity-based compensation	—	1.6	—	—	1.6
Balance at June 30, 2023	$1,463.0	$16.8	$30.9	$(241.0)	$1,269.7

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Preparation of Interim Financial Statements:

Organizational Structure – Windstream Holdings II, LLC (“Holdings”), a Delaware limited liability company, together with its consolidated subsidiaries, (collectively, “Windstream”, “the Company,” “we,” or “our”), is a privately held company with no publicly registered debt or equity securities. Windstream Services, LLC (“Services” or the “Borrower”) is a wholly owned subsidiary of Holdings.

Foreign Ownership and Equity Interests – At its emergence from bankruptcy in September 2020, the Company issued 90.0 million equity units, consisting of approximately 15.6 million common units and approximately 74.4 million special warrants to purchase common units to holders of allowed first lien claims and participants in a $750.0 million rights offering. On June 2, 2023, the Federal Communications Commission (“FCC”) issued a final order approving the Company’s Petition for Declaratory Ruling regarding foreign equity and ownership interests of the Company. Issuance of this order triggered the automatic exchange of special warrants issued to certain equity holders for common units or limited rights common units in a one-to-one exchange. As a result of the FCC order, approximately 74.4 million special warrants became null, void and worthless as of June 9, 2023, the effective date of the exchange. Following the exchange, the Company had approximately 90.2 million common units issued and outstanding. There were no material impacts to the ownership structure or governance of the Company as a result of the exchange.

Description of Business – Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States of America (“U.S.”), and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers.

Basis of Presentation – The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated, as applicable. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) have been condensed or omitted consistent with the interim reporting requirements of a public business entity and the Company’s debt agreements. The accompanying condensed consolidated balance sheet as of December 31, 2023 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair statement of the Company’s results of operations for, and financial condition as of the end of, the interim periods have been made in the preparation of the accompanying unaudited condensed consolidated financial statements. The results for the interim periods are not necessarily indicative of results for the full year. For a more complete discussion of significant accounting policies and certain other information, this report should be read in conjunction with the Company’s 2023 annual audited financial statements issued on July 28, 2024.

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying unaudited condensed consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the condensed consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying unaudited condensed consolidated financial statements, and such differences could be material.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Preparation of Interim Financial Statements, Continued:

Lessor Arrangements – Certain service offerings to customers include equipment leases. The Company also leases its network facilities to other service providers and enters into arrangements with third parties to lease unused or underutilized portions of its network. These leases meet the criteria for operating lease classification. Operating lease income was $36.4 million and $73.0 million for the three and six-month periods ended June 30, 2024, as compared to $33.8 million and $67.1 million for the three and six-month periods ended June 30, 2023, respectively, and is included in service revenues in the condensed consolidated statements of operations.

Periodically, the Company enters into indefeasible right of use (“IRU”) arrangements that grant exclusive access to and unrestricted use of specific dark fiber assets and for which the terms of the arrangements are for a major part of the assets’ remaining economic life. These IRU arrangements meet the criteria for sales-type lease classification. During the first quarter of 2024, the Company recognized sales revenue of $16.0 million, cost of sales of $7.6 million and gross profit of $8.4 million related to two IRU arrangements. While the Company entered into an IRU arrangement in the second quarter of 2024 and 2023, the effects of these sales-type lease transactions were immaterial to the Company’s reported results of operations for those periods. The Company did not enter into any sales-type lease arrangements during the first quarter of 2023.

Gain on Sale of Operating Assets – In March 2024, the Company sold certain of its unused IPv4 addresses for $104.3 million and received $103.5 million in cash, net of broker fees. Including other transaction-related expenses, the Company recognized a pretax gain of $103.2 million from the sale.

Net Gain on Asset Retirements and Dispositions – In conjunction with the Company’s ongoing initiatives to migrate substantially all of its CLEC customers from time-division multiplexing (“TDM”) network equipment to newer technologies, replace existing ILEC copper cable with fiber optic cable, and reduce the number of leased colocation sites, the Company retired certain property, plant and equipment, primarily consisting of TDM equipment and copper cable. Upon retirement, the Company wrote-off the remaining net book value of the related assets and recorded pretax losses totaling $4.5 million and $6.3 million for the three and six-month periods ended June 30, 2024, respectively, as compared to $4.4 million and $8.3 million for the three and six-month periods ended June 30, 2023, respectively. The Company also realized aggregate pretax net gains from the disposal of vehicles and other assets of $0.3 million for the three-month period ended June 30, 2024, while on an aggregate basis, gains from the disposal of vehicles and other assets netted to zero during the six-month period ended June 30, 2024. Comparatively, the Company realized aggregate pretax net gains from the disposal of vehicles and other assets of $0.7 million and $1.4 million for the three and six-month periods ended June 30, 2023, respectively.

Windstream has received and expects to receive funds for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public private partnerships. These funds are accounted for as a reduction of the gross cost of the related capital expenditures. Under the master lease agreements, Uniti Group, Inc. (“Uniti”) reimburses Windstream for growth capital improvements (“GCIs”) on a gross basis. GCIs initially funded by Windstream and for which reimbursement from Uniti has been requested, but not yet received are reflected as tenant capital improvements (“TCIs”) in property, plant and equipment, net and become the property of Uniti when placed in service. When reimbursements for GCIs are received from Uniti, the related TCIs are derecognized and become leased assets under the master lease agreements. Differences in the amount of the GCI reimbursements and the carrying value of the TCIs are recognized as gains. During the three and six-month periods ended June 30, 2024, the Company recorded pretax gains related to GCI reimbursements that exceeded the carrying value of TCIs at the time of reimbursement of $14.5 million and $37.7 million, respectively, as compared to $8.9 million and $12.5 million for the three and six-month periods ended June 30, 2023, respectively.

Provision for Income Taxes – During the three and six-month periods ended June 30, 2024, the Company recognized an income tax benefit of $13.7 million and income tax expense of $6.8 million, respectively, as compared to income tax benefits of $15.1 million and $26.6 million for the same periods in 2023. The income tax benefit recorded in the three-month period of 2024 attributable to the pretax loss was partially offset by discrete tax expense of $3.7 million for nondeductible transaction costs associated with the merger with Uniti. The income tax expense recorded in the six-month period of 2024 included discrete tax expense of $25.6 million related to the sale of the IPv4 addresses. Comparatively, the income tax benefit recorded in the three and six-month periods of 2023 reflected the loss before taxes in each period. Inclusive of the discrete items, the Company’s effective tax rate was 18.6 percent and 103.0 percent for the three and six-month periods ended June 30, 2024, respectively, as compared to 23.3 percent and 23.2 percent for the same periods in 2023.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Preparation of Interim Financial Statements, Continued:

Recently Issued Authoritative Guidance

Segment Reporting – In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that a public entity disclose, on an interim and annual basis, significant segment expense categories and amounts that are regularly provided to its chief operating decision maker (“CODM”) and included in each reported measure of segment profit or loss. An entity must also disclose, by reportable segment, the amount and composition of other expenses. The standard also requires an entity to disclose the title and position of its CODM and explain how the CODM uses the reported measures in assessing segment performance and determining how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in ASU 2023-07 are to be applied on a retrospective basis. The Company is currently in the process of evaluating the impacts of this guidance to its segment disclosures included within its consolidated financial statements.

Income Taxes – In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) - Improvements to Income Tax Disclosures (“ASU 2023-09”). The standard intends to improve transparency about income tax information primarily through changes to the tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 will require entities on an annual basis to disclose a tabular rate reconciliation using both percentages and dollar amounts that includes specific categories of reconciling items and to provide additional information for reconciling items that meet a specified quantitative threshold. ASU 2023-09 also requires entities to disclose on an annual basis the amount of income taxes paid (net of refunds received) disaggregated by federal, state and foreign jurisdictions and for individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, which is January 1, 2025 for the Company, with early adoption permitted. The amendments in ASU 2023-09 are to be applied on a prospective basis, although retrospective application is permitted. The Company is currently in the process of evaluating the impacts of this guidance to the income tax disclosures included within its condensed consolidated financial statements.

2. Intangible Assets, Net:

Indefinite-lived intangible assets were as follows as of June 30:

(Millions)	June 30, 2024	December 31, 2023
FCC Spectrum licenses	$78.9	$78.9

The Company acquired wireless spectrum licenses in the 3.5, 24, 28 and 37 GHz bands in auctions conducted by the FCC during 2020 and 2019 for $78.9 million. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. As of June 30, 2024, the weighted average remaining renewal period for the acquired spectrum licenses was 6.6 years.

The gross carrying amount and accumulated amortization of finite-lived intangible assets by major category were as follows:

	June 30, 2024			December 31, 2023
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$402.5	$(387.3)	$15.2	$402.5	$(365.8)	$36.7
Trade names	154.0	(29.1)	124.9	154.0	(25.2)	128.8
Right-of-way (a)	42.8	(0.4)	42.4	—	—	—
Product names	2.5	(0.9)	1.6	2.5	(0.9)	1.6
Total	$601.8	$(417.7)	$184.1	$559.0	$(391.9)	$167.1

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2. Intangible Assets, Net, Continued:

(a)	On March 27, 2024, the Company executed an amended non-exclusive right of way agreement for the period May 31, 2024 to December 31, 2034. Under terms of the amended agreement, Windstream will pay a total of $74.1 million payable on an annual basis escalating from $1.6 million in 2024 to $9.2 million in 2034. Accordingly, as of May 31, 2024, the Company recognized a right-of-way intangible asset and a related contractual liability of $42.8 million equal to the present value of the total future annual payments due under the agreement.

The amortization methodology and useful lives for finite-lived intangible assets were as follows:

Intangible Assets	Amortization Methodology	Estimated Useful Life
Customer relationships	sum of years digits	4 - 5 years
Trade names	straight-line	20 years
Right-of-way	straight-line	10.6 years
Product names	straight-line	10 years

Amortization expense for intangible assets subject to amortization was $13.1 million and $25.8 million for the three and six-month periods ended June 30, 2024, as compared to $22.1 million and $44.2 million for the three and six-month periods ended June 30, 2023, respectively.

Amortization expense for intangible assets subject to amortization was estimated to be as follows for each of the years ended June 30:

Year	(Millions)
2024 (excluding the six-months ended June 30, 2024)	$17.1
2025	16.1
2026	12.0
2027	12.0
2028	12.0
Thereafter	114.9
Total	$184.1

3. Debt:

Debt was as follows:

(Millions)	June 30, 2024	December 31, 2023
Issued by Services:
Super senior incremental term loan - variable rate, due February 23, 2027	$250.0	$250.0
Senior secured term loan facility - variable rate, due September 21, 2027	707.8	711.6
Senior first lien notes - 7.750%, due August 15, 2028 (a)	1,400.0	1,400.0
Senior secured revolving credit facility - variable rate, due January 23, 2027	—	—
Unamortized discount on long-term debt (b)	(28.7)	(32.4)
Unamortized debt issuance costs (b)	(2.3)	(2.7)
	2,326.8	2,326.5
Less current portion	(7.5)	(7.5)
Total long-term debt	$2,319.3	$2,319.0

(a)	Notes were issued on August 25, 2020, by a predecessor entity. Upon emergence from bankruptcy, Services assumed all payment and other obligations related to these notes.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3. Debt, Continued:

(b)            Amounts are amortized using the interest method over the life of the related debt instrument.

Credit Agreement - Pursuant to the Credit Agreement, by and between the Borrower, Holdings, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, and Lender Parties, dated September 21, 2020 (the “Credit Agreement”), the Borrower obtained (a) a “first out” senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million maturing on September 21, 2024 and (b) a senior secured first lien term loan facility (the “Term Loan”) in an aggregate principal amount of $750.0 million maturing on September 21, 2027. The proceeds of loans extended under the credit facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the credit facilities, and (iii) for permitted acquisitions, capital expenditures and transaction costs.

In November 2022, Services executed incremental amendments to the Credit Agreement to provide for the following: (1) issuance of a new $250.0 million super senior incremental term loan (the “Incremental Term Loan”), (2) transition of the variable interest rate on the existing Term Loan from London Interbank Offering Rate (“LIBOR”) to Secured Overnight Financing Rate (“SOFR”) and (3) extension of the maturity of the senior secured revolving credit facility from September 21, 2024 to January 23, 2027. The Incremental Term Loan was issued at a discount of $12.5 million. Debt issuance costs of $3.4 million associated with the Incremental Term Loan were capitalized and are being amortized over the life of the loan. Interest rates on the Incremental Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 0.50 percent plus 4.00 percent per annum or a base rate plus 3.00 percent.

Following the transition from LIBOR, interest rates on the Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 6.25 percent per annum or a base rate plus 5.25 percent. Previously, the Term Loan bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 6.25 percent or a base rate plus 5.25 percent. The Term Loan is subject to quarterly amortization payments in an aggregate amount equal to 0.25 percent of the initial principal amount of the loan with the remaining balance payable at maturity.

The amended senior secured revolving credit facility will have $500.0 million of capacity through September 21, 2024 and $475.0 million of capacity through January 23, 2027. Loans under the amended senior secured revolving credit facility will bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum or a base rate plus 2.25 percent subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios.

During the six months ended June 30, 2024 and 2023, Services borrowed $215.0 million and $240.0 million under the senior secured revolving credit facility and repaid all of these borrowings by the end of the periods, respectively. Considering letters of credit of $134.1 million, the amount available for borrowing under the senior secured revolving credit facility was $365.9 million as of June 30, 2024.

The variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 10.50 percent to 10.75 percent, and the weighted average rate on amounts outstanding was 10.74 percent for both the three and six-month periods ended June 30, 2024. Comparatively, during the three and six-month periods ended June 30, 2023, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 7.93 percent to 10.50 percent, and the weighted average rate on amounts outstanding was 9.35 percent and 9.50 percent, respectively.

The variable interest rate on the Incremental Term Loan ranged from 9.42 percent to 9.46 percent, and the weighted average rate on amounts outstanding was 9.43 percent for both the three and six-month periods ended June 30, 2024. Comparatively, during the three and six-month periods ended June 30, 2023, the variable interest rate on the Incremental Term Loan ranged from 8.42 percent to 9.25 percent, and the weighted average rate on amounts outstanding was 9.09 percent and 8.85 percent, respectively.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3. Debt, Continued:

The variable interest rate on the Term Loan ranged from 11.67 percent to 11.71 percent, and the weighted average rate on amounts outstanding on the Term Loan was 11.68 percent for both the three and six-month periods ended June 30, 2024. Comparatively, during the three and six-month periods ended June 30, 2023, the variable interest rate on the Term Loan ranged from 10.67 percent to 11.50 percent, and the weighted average rate on amounts outstanding was 11.34 percent and 11.10 percent, respectively.

As further discussed in Note 3, Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of June 30, 2024, approximately 81 percent of Services’ total long-term debt was fixed rate debt, after including the effects of the interest rate swaps.

Debt Covenants and Compliance

The amended Credit Agreement includes usual and customary negative covenants for exit loan agreements of this type, including covenants limiting Borrower and its restricted subsidiaries’ (other than certain covenants therein which are limited to subsidiary guarantors) ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions for exit loan agreements of this type. The amended Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under Employee Retirement Income Security Act (“ERISA”), unstayed judgments in favor of a third party involving an aggregate liability in excess of a certain threshold, change of control, specified governmental actions having a material adverse effect or condemnation or damage to a material portion of the collateral.

The terms of the Credit Agreement and indenture for the 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”) include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. These financial ratios include a maximum leverage ratio of 3.5 to 1.0 and a maximum first lien secured leverage ratio of 2.25 to 1.0. As of June 30, 2024, the Company was in compliance with all of its debt covenants.

As legally structured, the pending merger transaction with Uniti will not trigger a change in control under the amended Credit Agreement or indenture for the 2028 Notes, and accordingly, will not affect the Company’s compliance with its debt covenants (see Note 10 for further discussion of our pending merger with Uniti).

Interest Expense

Interest expense was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Interest expense - long-term debt	$58.3	$58.8	$118.2	$115.1
Interest expense - finance leases and other	2.8	2.4	5.2	5.1
Effect of interest rate swaps	(3.7)	(5.0)	(7.3)	(9.3)
Less capitalized interest expense	(4.6)	(3.6)	(9.7)	(6.6)
Total interest expense	$52.8	$52.6	$106.4	$104.3

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. Derivatives:

Set forth below is information related to interest rate swap agreements:

(Millions)	June 30, 2024	December 31, 2023
Designated portion, measured at fair value:
Other current assets	$11.9	$10.8
Other assets	$3.1	$5.6
Other current liabilities	$—	$0.1
Other liabilities	$1.8	$5.0
Accumulated other comprehensive income (loss)	$3.3	$(2.4)
De-designated portion, unamortized value
Accumulated other comprehensive income	$10.4	$14.3

Changes in derivative instruments were as follows for the six-month periods ended June 30:

(Millions)	2024	2023
Designated interest rate swaps:
Changes in fair value, net of tax	$6.9	$3.7
Reclassification of unrealized gains, net of tax	$(2.6)	$(7.0)
De-designated interest rate swaps:
Reclassification of unrealized gains, net of tax	$(2.9)	$—

As of June 30, 2024, the Company expects to recognize net gains of $9.3 million, net of taxes, in interest expense during the next twelve months for interest settlements related to its interest rate swap agreements.

Derivative instruments are accounted for in accordance with authoritative guidance for recognition, measurement and disclosures about derivative instruments and hedging activities, including when a derivative or other financial instrument can be designated as a hedge. This guidance requires recognition of all derivative instruments at fair value as either assets or liabilities, depending on the rights or obligations under the related contracts, and accounting for the changes in fair value based on whether the derivative has been designated as, qualifies as and is effective as a hedge. Changes in fair value of cash flow hedges are recorded as a component of other comprehensive (loss) income in the current period. In the event a cash flow hedge is no longer highly effective, it will be de-designated and changes in fair value will be recognized in earnings in the current period.

Services enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt, consisting of the $750.0 million Term Loan, $250.0 million Incremental Term Loan and borrowings under the senior secured revolving credit facility. As of June 30, 2024 and December 31, 2023, Services was party to two pay fixed, receive variable interest rate swap agreements with bank counterparties. The variable rate received rests on the first day of the floating rate calculation period specified in the respective interest rate swap agreements. Services has designated both swaps as cash flow hedges of the interest rate risk inherent in borrowings outstanding under the Credit Agreement due to changes in the benchmark interest rate.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. Derivatives, Continued:

The first swap has a notional value of $300.0 million matures on October 31, 2025, and the variable rate received was the one-month U.S. Dollar-London Interbank Offered Rate-British Bankers Association (“USD-LIBOR-BBA”) rate subject to a minimum of 1.0 percent. On May 11, 2023, the Company sold to the respective bank counterparty the 1.0 percent floor component and amended the interest rate swap agreement resulting in a change in the fixed interest rate paid from 1.1012 percent to 1.1422 percent. The variable rate received, notional value and maturity date of the amended swap were the same as the original swap. As a result of the sale, Services discontinued hedge accounting for the original swap. Because the Company concluded that it was probable that the original hedged transactions (future interest payments) would still occur, the risk of the variability of future cash flows was not eliminated upon discontinuance of hedge accounting. Accordingly, unrealized gains deferred in accumulated other comprehensive income related to the discontinued hedging relationship as of May 11, 2023, of approximately $19.4 million are being amortized on a straight-line basis to interest expense over the remaining contractual term of the original swap.

USD LIBOR-based rates ceased to be published after June 30, 2023. As a result, the variable rate received on the swap transitioned to the U.S. Dollar Secured Overnight Financing Rate fallback rate (“USD-SOFR”) for both valuations and settlements, beginning on July 27, 2023.

The second interest rate swap was entered into by Services effective October 31, 2023, and has a notional value of $200.0 million and matures on October 31, 2026. The fixed rate paid is 4.7030 percent and the variable rate received is the one-month USD-SOFR rate (not subject to a floor). This swap replaced a $200.0 million notional value interest rate swap, which matured and terminated on October 31, 2023. The fixed rate paid on the terminated swap was 1.0290 percent and the variable rate received was the one-month USD-LIBOR-BBA rate subject to a minimum of 1.0 percent before also transitioning to the USD-SOFR fallback rate beginning on July 27, 2023.

All or a portion of the change in fair value of the interest rate swap agreements recorded in accumulated other comprehensive income may be recognized in earnings in certain situations. If Services extinguishes all of its variable rate debt, or a portion of its variable rate debt such that the outstanding notional amount of the swaps exceeds the outstanding notional amount of variable rate debt, all or a portion of the change in fair value of the swaps may be recognized in earnings. In addition, the change in fair value of the swaps may be recognized in earnings if the Company determines it is no longer probable that it will have future variable rate cash flows to hedge against. The Company has assessed the counterparty risk and determined that no substantial risk of default exists as of June 30, 2024. Each counterparty is a bank with a current credit rating at or above A, as determined by Moody’s Ratings, Standard & Poor’s Corporation and Fitch Ratings.

The swap agreements with each of the bank counterparties contain cross-default provisions whereby if Services were to default on certain indebtedness and that indebtedness were to be accelerated, it could result in the counterparties terminating the outstanding swap agreements with Services. Were such a termination to occur, the party that was in a liability position under the applicable swap at the time of such termination would be required to pay the value of the swap, as determined in accordance with the terms of the applicable swap agreement, to the other party. Services’ obligations to its swap counterparties are secured under the Credit Agreement and Services does not post any separate collateral to its counterparties related to its interest rate swap agreements.

Balance Sheet Offsetting

Services is party to master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions, with counterparties. For financial statement presentation purposes, the Company does not offset assets and liabilities under these arrangements.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. Derivatives, Continued:

The following table presents the Company’s derivative assets subject to an enforceable master netting arrangement as of June 30, 2024 and December 31, 2023.

	Gross Amount of Assets Presented in	Gross Amount Not Offset in the Condensed Consolidated Balance Sheets
(Millions)	the Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
June 30, 2024:
Interest rate swaps	$15.0	$(1.8)	$—	$13.2
December 31, 2023:
Interest rate swaps	$16.4	$(5.1)	$—	$11.3

Information pertaining to derivative liabilities was as follows:

	Gross Amount of Liabilities Presented in	Gross Amount Not Offset in the Condensed Consolidated Balance Sheets
Millions	the Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
June 30, 2024:
Interest rate swaps	$1.8	$(1.8)	$—	$—
December 31, 2023:
Interest rate swaps	$5.1	$(5.1)	$—	$—

5. Fair Value Measurements:

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Authoritative guidance defines the following three tier hierarchy for assessing the inputs used in fair value measurements:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets or liabilities

Level 3 - Unobservable inputs

The highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority is given to unobservable inputs (level 3 measurement). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires management judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Financial instruments consist primarily of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, interest rate swaps and long-term debt. With respect to the Company’s financial instruments, the carrying amount of cash, restricted cash, accounts receivable and accounts payable has been estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments. Cash equivalents, interest rate swaps and long-term debt are measured at fair value on a recurring basis. Cash equivalents were not significant as of June 30, 2024 or December 31, 2023.

Non-financial assets and liabilities, including property, plant and equipment, intangible assets and asset retirement obligations, are measured at fair value on a non-recurring basis. No event occurred during the six-month period ended June 30, 2024 requiring any non-financial asset or liability to be subsequently recognized at fair value.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5. Fair Value Measurements, Continued:

The fair value of debt and interest rate swaps was as follows:

(Millions)	June 30, 2024	December 31, 2023
Recorded at Fair Value in the Financial Statements:
Interest rate swap assets - Level 2	$15.0	$16.4
Interest rate swap liabilities - Level 2	$1.8	$5.1
Not Recorded at Fair Value in the Financial Statements: (a)
Debt, including current portion - Level 2:
Included in current portion of long-term debt	$7.5	$7.1
Included in long-term debt	$2,277.7	$2,148.3

(a)	Recognized at carrying value of $2,329.1 million and $2,329.2 million, including current portion and excluding unamortized debt issuance costs, at June 30, 2024 and December 31, 2023, respectively.

The fair value of interest rate swaps is determined based on the present value of expected future cash flows using the applicable observable, quoted swap rates (USD-SOFR) for the full term of the swaps and incorporating credit valuation adjustments to appropriately reflect both Services’ own non-performance risk and non-performance risk of the respective counterparties. As of June 30, 2024 and December 31, 2023, the adjustment to the fair value of the interest rate swaps to reflect non-performance risk was immaterial.

The fair value of the 2028 Notes was based on observed market prices in an inactive market and the fair value of the Incremental Term Loan and the Term Loan were based on current market interest rates applicable to the debt instrument.

During 2024, there were no assets or liabilities measured at fair value for purposes of the fair value hierarchy using significant unobservable inputs (level 3). There were no transfers within the fair value hierarchy during the six-month period ended June 30, 2024.

6. Revenues:

Revenues from contracts with customers are accounted for under Accounting Standards Codification (“ASC”) Topic 606 - Revenues from Contracts with Customers (“ASC 606”) and are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. Revenues are also earned from leasing arrangements, federal and state Universal Service Fund (“USF”) programs and other regulatory-related sources and activities.

Consumer service revenues are generated from the provisioning of broadband and voice services to consumers. Enterprise and Kinetic business service revenues include revenues from managed communications services, integrated voice and data services, advanced data and traditional voice and long-distance services provided to large, mid-market and small business customers. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, and TDM, voice and data services. Wholesale revenues include revenues from other communications services providers for special access circuits and fiber connections, voice and data transport services, and wireless backhaul services. Additionally, service revenues also include switched access revenues, federal and state USF revenues, end user surcharges and revenues from providing other miscellaneous services.

Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Revenues, Continued:

Accounts Receivable – Accounts receivable consist principally of amounts billed and currently due from customers and are generally unsecured and due within 30 days. The amounts due are stated at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables that will not be collected. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. Due to varying customer billing cycle cut-offs, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled revenues related to communication services and product sales of $25.7 million and $26.2 million at June 30, 2024 and December 31, 2023, respectively.

Accounts receivable consists of the following as of:

(Millions)	June 30, 2024	December 31, 2023
Accounts receivable	$357.9	$375.5
Less: Allowance for credit losses	(22.4)	(22.9)
Accounts receivable, net	$335.5	$352.6

Allowance for Credit Losses – Consistent with the guidance in ASC Topic 326, Financial Instruments - Credit Losses (“ASC 326”), management estimates credit losses for trade receivables by aggregating similar customer types together to calculate expected default rates based on historical losses as a percentage of total aged receivables. These rates are then applied, on a monthly basis, to the outstanding balances staged by customer. In addition to continued evaluation of historical losses, ASC 326 requires forward-looking information and forecasts to be considered in determining credit loss estimates. Our current forecast methodology assesses historical trends to project future losses and is not forward-looking for potential economic factors that would change the credit loss model. Therefore, historical trends continue to be the most accurate expectation of future losses as the Company has defined rules around customers who can establish service. Our revenue and associated accounts receivable are based upon a recurring revenue structure whereby customers are billed in advance of service being provided over the ensuing 30 days and there is little month-to-month volatility in the composition of the customer base across all segments. Management is actively monitoring current economic conditions, including the impacts of inflation on our customers and their associated accounts receivable balances in order to adjust the allowance for credit losses accordingly. To date, no material risk has been identified; however, management will continue to monitor and make adjustments, as necessary.

Activity in the allowance for credit losses consisted of the following:

(Millions)
Balance as of December 31, 2023	$22.9
Provision for estimated credit losses	10.7
Write-offs, net of recovered accounts	(11.4)
Balance as of March 31, 2024	$22.2
Provision for estimated credit losses	24.5
Write-offs, net of recovered accounts	(24.3)
Balance as of June 30, 2024	$22.4

Contract Balances – Contract assets include unbilled amounts, which result when revenue recognized exceeds the amount billed to the customer and the right to payment is not just subject to the passage of time. Contract assets principally consist of discounts and promotional credits given to customers. The current and noncurrent portions of contract assets are included in other current assets and other assets, respectively, in the accompanying condensed consolidated balance sheets.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Revenues, Continued:

Contract liabilities consist of services billed in excess of revenue recognized. The changes in contract liabilities are primarily related to customer activity associated with services billed in advance, the receipt of cash payments and the satisfaction of performance obligations. Amounts are classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. The current portion of contract liabilities is included in advance payments while the noncurrent portion is included in other liabilities.

Contract assets and liabilities from contracts with customers were as follows at:

(Millions)	June 30, 2024	December 31, 2023
Contract assets (a)	$59.7	$62.4
Contract liabilities (b)	$191.8	$191.4

(a)	Included $34.7 million and $37.8 million in other current assets and $25.0 million and $24.6 million in other assets as of June 30, 2024 and December 31, 2023, respectively.

(b)	Included $123.0 million and $129.4 million in advance payments and $68.8 million and $62.0 million in other liabilities as of June 30, 2024 and December 31, 2023, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Revenues recognized included in the opening contract liability balance	$6.8	$5.1	$108.5	$110.0

Remaining Performance Obligations – Remaining performance obligations represent services the Company is required to provide to customers under bundled or discounted arrangements, which are satisfied as services are provided over the contract term. Certain contracts provide customers the option to purchase additional services or usage-based services. The fees related to the additional services or usage-based services are recognized when the customer exercises the option, typically on a month-to-month basis. In determining the transaction price allocated, the Company does not include these non-recurring fees and estimates for usage, nor does it consider arrangements with an original expected duration of less than one year.

Remaining performance obligations reflect recurring charges billed, adjusted for discounts and promotional credits and revenue adjustments. At June 30, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $1.9 billion for contracts with original expected durations of more than one year remaining. The Company expects to recognize approximately 22 percent, 35 percent, and 23 percent of our remaining performance obligations as revenue during the remainder of 2024, 2025 and 2026, respectively, with the remaining balance thereafter.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Revenues, Continued:

Revenue by Category – Windstream disaggregates its revenues from contracts with customers based on the business segment and class of customer to which products and services are provided because management believes that doing so best depicts the nature, amount and timing of the Company’s revenue recognition.

Revenues disaggregated by category were as follows:

	Three Months Ended June 30, 2024
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$272.9	$—	$—	$272.9
Voice and other	14.8	—	—	14.8
Enterprise:
Strategic and Advanced IP	—	287.1	—	287.1
TDM/Other	—	32.9	—	32.9
Small business	41.8	—	—	41.8
Wholesale	—	—	171.2	171.2
Total service revenues accounted for under ASC 606	329.5	320.0	171.2	820.7
Sales revenues	7.9	0.4	2.3	10.6
Total revenues and sales accounted for under ASC 606	337.4	320.4	173.5	831.3
Other revenues (a)	67.1	14.0	13.9	95.0
Total revenues and sales	$404.5	$334.4	$187.4	$926.3

	Three Months Ended June 30, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$279.3	$—	$—	$279.3
Voice and other	17.6	—	—	17.6
Enterprise:
Strategic and Advanced IP	—	296.9	—	296.9
TDM/Other	—	74.3	—	74.3
Small business	41.2	—	—	41.2
Wholesale	—	—	177.6	177.6
Total service revenues accounted for under ASC 606	338.1	371.2	177.6	886.9
Sales revenues	8.6	0.3	2.0	10.9
Total revenues and sales accounted for under ASC 606	346.7	371.5	179.6	897.8
Other revenues (a)	67.4	14.7	11.0	93.1
Total revenues and sales	$414.1	$386.2	$190.6	$990.9

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Revenues, Continued:

	Six Months Ended June 30, 2024
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$551.2	$—	$—	$551.2
Voice and other	30.7	—	—	30.7
Enterprise:
Strategic and Advanced IP	—	587.6	—	587.6
TDM/Other	—	80.1	—	80.1
Small business	85.1	—	—	85.1
Wholesale	—	—	364.8	364.8
Total service revenues accounted for under ASC 606	667.0	667.7	364.8	1,699.5
Sales revenues	15.4	0.8	18.3	34.5
Total revenues and sales accounted for under ASC 606	682.4	668.5	383.1	1,734.0
Other revenues (a)	135.7	29.7	27.5	192.9
Total revenues and sales	$818.1	$698.2	$410.6	$1,926.9

	Six Months Ended June 30, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$555.2	$—	$—	$555.2
Voice and other	36.0	—	—	36.0
Enterprise:
Strategic and Advanced IP	—	598.2	—	598.2
TDM/Other	—	176.7	—	176.7
Small business	82.9	—	—	82.9
Wholesale	—	—	359.8	359.8
Total service revenues accounted for under ASC 606	674.1	774.9	359.8	1,808.8
Sales revenues	16.1	0.7	2.0	18.8
Total revenues and sales accounted for under ASC 606	690.2	775.6	361.8	1,827.6
Other revenues (a)	136.3	31.9	22.4	190.6
Total revenues and sales	$826.5	$807.5	$384.2	$2,018.2

(a)	Other service revenues primarily consist of operating lease income (excluded from Broadband bundles, Strategic and Advanced IP and Wholesale), end user surcharges, funding from the Rural Digital Opportunity Fund (“RDOF”) and state USF.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Revenues, Continued:

Deferred Contract Acquisition and Fulfillment Costs – Direct incremental costs to acquire a contract, consisting of sales commissions and direct incremental costs to fulfill a contract consisting of labor and materials consumed for activities associated with the provision, installation and activation of services, including costs to implement customized solutions, are deferred and recognized in operating expenses using a portfolio approach over the estimated life of the customer, which ranges from 24 to 39 months. Determining the amount of costs to fulfill a contract requires management judgment. In determining costs to fulfill, consideration is given to periodic time studies, management estimates and statistics from internal information systems.

Deferred contract acquisition and fulfillment costs are classified as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract acquisition and fulfillment costs are included in prepaid expenses and other assets, respectively, in the accompanying condensed consolidated balance sheets. Amortization of deferred contract acquisition costs and amortization of deferred fulfillment costs are included in selling, general and administrative expenses and costs of services, respectively, in the accompanying condensed consolidated statements of operations.

The following table presents the deferred contract acquisition and fulfillment costs included on our condensed consolidated balance sheets:

(Millions)	June 30, 2024	December 31, 2023
Deferred Contract Acquisition Costs:
Prepaid expenses	$47.9	$55.5
Other assets	32.0	35.7
Total deferred contract acquisition costs	$79.9	$91.2
Deferred Contract Fulfillment Costs:
Prepaid expenses	$13.7	$14.8
Other assets	10.4	8.3
Total deferred contract fulfillment costs	$24.1	$23.1

Amortization of deferred contract acquisition costs was $15.9 million and $32.8 million for the three and six-month periods ended June 30, 2024, respectively, as compared to $14.6 million and $28.1 million for the three and six-month periods ended June 30, 2023, respectively. Amortization of deferred contract fulfillment costs was $4.8 million and $9.6 million for the three and six-month periods ended June 30, 2024, respectively, as compared to $3.8 million and $7.6 million for the three and six-month periods ended June 30, 2023, respectively.

7. Employee Benefit Plans:

The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible non-bargaining employees covered by the pension plan have ceased. The components of pension (income) expense were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Benefits earned during the period (a)	$0.4	$0.4	$0.8	$0.8
Interest cost on benefit obligation (b)	7.3	8.3	14.6	16.7
Expected return on plan assets (b)	(7.8)	(8.1)	(15.6)	(16.3)
Net periodic pension (income) expense	$(0.1)	$0.6	$(0.2)	$1.2

(a)	Included in cost of services and selling, general and administrative expense.

(b)	Included in other income (expense), net.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. Employee Benefit Plans, Continued:

The Company’s annual minimum funding requirements to the qualified pension plan for the 2024 plan year totaled $15.3 million. On April 15, 2024, the Company made in cash its required quarterly employer contribution of $5.1 million and on June 3, 2024, the Company made in cash its remaining required employer contributions of $10.2 million to satisfy its 2024 minimum funding requirements. Incremental to its required minimum funding contributions, the Company also made a voluntary cash contribution of $7.0 million to the pension plan on April 15, 2024. The amount and timing of future contributions to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.

The Company also sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4.0 percent of employee pre-tax contributions to the plan for employees contributing up to 5.0 percent of their eligible pre-tax compensation. The employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year. Contributions to the plan during the first half of 2024 were $13.2 million and included the annual 2023 true-up contribution. Comparatively, contributions to the plan during the same period of 2023 were $16.0 million and included the annual 2022 true-up contribution.

Excluding amounts capitalized, expense attributable to the employer matching contribution under the plan recorded for the three and six-month periods ended June 30, 2024 was $5.6 million and $13.1 million, respectively, as compared to $6.4 million and $14.3 million for the three and six-month periods ended June 30, 2023, respectively. Expense related to the employee savings plan is included in cost of services and selling, general and administrative expenses in the condensed consolidated statements of operations.

8. Equity-Based Compensation Plan:

Under the 2020 Management Incentive Plan (“MIP”), the Company was authorized to issue up to a maximum of 10.0 million of equity-based awards in the form of restricted common units or options to certain directors, officers, executives and other key management employees. Awards granted under the MIP included time-based restricted common units, performance-based options and performance-based restricted common units. No new awards were granted under the MIP in 2024. On May 2, 2024, the Board of Managers (the “Board”) terminated the MIP with respect to the granting of any new equity awards. In conjunction with this action, participants in the MIP currently employed by the Company and current members of the Board agreed to settle all issued and outstanding time-based restricted units for cash consideration of $13 per unit payable on or about May 2, 2025, or upon consummation of the merger with Uniti, whichever is earlier (see Note 12 for further discussion of our pending merger with Uniti). As of May 2, 2024, there were 1,500,306 time-based restricted units outstanding held by current management employees and Board members. Participants in the MIP currently employed by the Company also agreed to forfeit all performance-based restricted units and performance-based options previously granted to them in exchange for other cash consideration payable upon consummation of the merger with Uniti. As a result, 345,469 performance-based units and 1,151,572 performance-based options were cancelled. Additionally, the termination of the MIP also accelerated the vesting by shortening the remaining service period for 87,500 time-based restricted units to May 2, 2025.

Participants in the MIP formerly employed by the Company will be offered the option to receive cash consideration for time-based restricted units that previously vested and were settled as common units for the same cash consideration of $13 per unit, payable upon acceptance of the offer and, in exchange, relinquish performance-based units and performance-based options previously issued to them. As of May 2, 2024, there were 708,318 common units, 889,404 performance-based units and 2,964,703 performance-based options outstanding held by former management employees of the Company.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8. Equity-Based Compensation Plan, Continued:

The changes to the issued and outstanding time-based restricted units due to the termination of the MIP were accounted for as a modification of the original awards and a change in their classification from equity to liability awards, because the awards will now be settled in cash in lieu of common units. As of the modification date, the fair value for all unvested and vested unsettled time-based restricted units was remeasured based on the $13 cash consideration per unit. No incremental compensation expense resulted from the remeasurement of the modified awards, nor did the modifications change the expectation that the unvested time-based restricted units would ultimately vest. Due to the change in classification of the awards, $15.6 million was reclassified from additional paid in capital to other current liabilities, representing the modified fair value of the pro rata portion of the requisite service period completed by former participants in the MIP currently employed by the Company and current members of the Board. Amounts remaining in additional paid in capital as of June 30, 2024, represent compensation expense previously recognized for time-based restricted units that had vested and were settled in common units.

Time-based restricted unit activity was as follows for the period from January 1, 2024 through June 30, 2024:

	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2023	626.3	$13.86
Vested	(114.0)	$13.35
Forfeited	(31.3)	$13.80
Non-vested as of June 30, 2024	481.0	$13.98

As of June 30, 2024, unrecognized compensation expense for the non-vested time-based restricted units totaled $2.9 million and will be recognized as an increase to the liability on a straight-line basis over a weighted average period of 0.3 years. Compensation expense recognized for the time-based restricted units was $1.5 million and $3.0 million for the three and six-month periods ended June 30, 2024, respectively, as compared to $1.6 million and $3.1 million for the three and six-month periods ended June 30, 2023, respectively.

As of June 30, 2024, there were 1,200,246 vested time-based restricted common units settled and 1,025,708 vested time-based restricted common units not yet settled. As noted above, vested units for employees will be settled for cash consideration of $13 per unit payable on or about May 2, 2025, or upon consummation of the merger with Uniti, whichever is earlier.

Options and Performance Units – As of June 30, 2024, there were 3.0 million unvested performance-based options and 0.9 million unvested performance-based restricted common units held by former management employees of the Company that had been granted under the MIP. Under the terms of the grant awards, the options and restricted common units are subject to both time and performance vesting conditions. The awards time vest ratably from the date of grant through September 21, 2024. The percentage of the award vested is dependent upon the increase in equity value subsequent to emergence measured upon a change in control or liquidity event. The options include an exercise price of $12.50 and the maximum term for each option granted is 10 years.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8. Equity-Based Compensation Plan, Continued:

The following table summarizes the activity of performance-based options and performance-based restricted common units during the six months ended June 30, 2024:

	Stock Options		Performance Units
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2023	4,210.4	$4.25	1,263.1	$6.06
Forfeited	(1,245.7)	$4.15	(373.7)	$6.00
Non-vested as of June 30, 2024	2,964.7	$4.29	889.4	$6.09

Because the vesting of the options and performance units are subject to both a service and performance condition, no compensation expense is recognized related to these awards until it is probable that a change in control or liquidity event will occur. At such time, the cost of the options and performance units based on the grant-date fair value will be recognized immediately as compensation expense.

As of June 30, 2024, total unrecognized compensation expense for non-vested options and performance units was $12.7 million and $5.4 million, respectively, and was equal to the aggregate grant date fair value of the unvested awards.

9. Accumulated Other Comprehensive Income:

Accumulated other comprehensive income balances, net of tax, were as follows:

(Millions)	June 30, 2024	December 31, 2023
Postretirement plan	$9.3	$9.9
Unrealized holding gains (losses) on interest rate swaps:
Designated portion	2.5	(1.8)
De-designated portion	7.9	10.8
Accumulated other comprehensive income	$19.7	$18.9

Changes in accumulated other comprehensive income balances, net of tax, were as follows:

(Millions)	Unrealized Holding Gains on Interest Rate Swaps	Postretirement Plan	Total
Balance as of December 31, 2023	$9.0	$9.9	$18.9
Other comprehensive income before reclassifications	6.9	—	6.9
Amounts reclassified from accumulated other comprehensive income (see table below)	(5.5)	(0.6)	(6.1)
Balance as of June 30, 2024	$10.4	$9.3	$19.7

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9. Accumulated Other Comprehensive Income, Continued:

Reclassifications out of accumulated other comprehensive income were as follows:

Details about Accumulated	(Millions) Amount Reclassified from Accumulated Other Comprehensive Income				Affected Line Item in the Condensed
Other Comprehensive Income	Three Months Ended June 30,		Six Months Ended June 30,		Consolidated Statements of
Components	2024	2023	2024	2023	Operations
Designated interest rate swaps:
Recognition of net unrealized gains	$(1.7)	$(3.9)	$(3.4)	$(8.2)	Interest expense
De-designated interest rate swap:
Amortization of unrealized gains	(2.0)	(1.1)	(3.9)	(1.1)	Interest expense
	(3.7)	(5.0)	(7.3)	(9.3)	(Loss) income before income taxes
	0.9	1.2	1.8	2.3	Income tax benefit (expense)
	(2.8)	(3.8)	(5.5)	(7.0)	Net loss
Postretirement plan:
Amortization of net actuarial gains	(0.2)	(0.2)	(0.4)	(0.4)	Other income (expense), net
Amortization of prior service credits	(0.2)	(0.2)	(0.4)	(0.4)	Other income (expense), net
	(0.4)	(0.4)	(0.8)	(0.8)	(Loss) income before income taxes
	0.1	0.1	0.2	0.2	Income tax benefit (expense)
	(0.3)	(0.3)	(0.6)	(0.6)	Net loss
Total reclassifications for the period, net of tax	$(3.1)	$(4.1)	$(6.1)	$(7.6)	Net loss

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10. Loss Per Unit:

The Company computes basic loss per unit by dividing net loss applicable to common units and special warrants by the weighted average number of common units and special warrants outstanding during each period. Because the special warrants were convertible into common units for no additional consideration and were exchanged for common units upon receipt of the FCC order previously discussed, the special warrants are included in the number of outstanding units for both basic and diluted loss per unit. Prior to the termination of the MIP on May 2, 2024, previously discussed in Note 8, vested unsettled time-based restricted units included a non-forfeitable right to receive dividend equivalent distributions on a one-to-one per unit ratio to common units and accordingly were considered participating securities and were included in the computation of loss per unit pursuant to the two-class method. Calculations of loss per unit under the two-class method excluded from the numerator any dividends paid or owed to participating securities and any undistributed earnings considered to be attributable to participating securities. The related participating securities are similarly excluded from the denominator.

Diluted loss per unit share is computed by dividing net loss applicable to common units and special warrants by the weighted average number of common units and special warrants to include the effect of potentially dilutive securities. Prior to the termination of the MIP, potentially dilutive securities included incremental shares issuable upon vesting of time-based restricted common units. Unvested time-based restricted common units were included in the computation of dilutive earnings (loss) per unit using the treasury stock method. Dilutive earnings (loss) per unit excludes all potentially dilutive securities if their effect is anti-dilutive.

The Company has also issued performance-based options and performance-based restricted common units as part of its equity-based compensation plan. For these performance-based awards, the right to receive dividend equivalent distributions is forfeited if the awards do not vest and therefore are considered non-participating securities under the two-class method until the performance conditions have been satisfied. Because vesting of these performance-based awards is conditioned upon the occurrence of a change in control or liquidity event, they are excluded in the computation of diluted earnings (loss) per unit until it is probable that a change in control or liquidity event will occur.

A reconciliation of net loss and number of units used in computing basic and diluted loss per unit was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions, except per unit amounts)	2024	2023	2024	2023
Basic and diluted loss per unit:
Numerator:
Net loss attributable to common units	$(59.9)	$(49.7)	$(0.2)	$(87.9)
Denominator:
Basic and diluted units outstanding
Weighted average common units outstanding	90.7	33.1	90.7	24.4
Weighted average special warrants outstanding	—	57.1	—	65.7
Weighted average basic and diluted units outstanding	90.7	90.2	90.7	90.1
Basic and diluted loss per unit:
Net loss	$(0.66)	$(0.55)	$(0.00)	$(0.98)

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10. Loss Per Unit, Continued:

The effect of unvested time-based restricted common units for the three and six-month periods ended June 30, 2023 has been excluded from the computation of diluted shares because their inclusion would have an anti-dilutive effect due to the reported net loss in the periods. There were 0.8 million unvested time-based restricted common units outstanding as of June 30, 2023.

11. Business Segments:

The Company’s segments are determined based on the current organizational and management structure in place and the internal financial information regularly reviewed and used by the CODM for making operating decisions and assessing performance. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment cost and expenses. For financial reporting purposes, our operating and reportable segments consist of:

Kinetic – We manage as one business our residential and small business operations in ILEC markets due to the similarities with respect to service offerings and marketing strategies. Residential customers can bundle voice, high-speed Internet and video services, to provide one convenient billing solution and receive bundle discounts. We offer a wide range of advanced Internet services, local and long-distance voice services, integrated voice and data services, and web conferencing products to our small business customers. These services are equipped to deliver high-speed Internet with competitive speeds, value added services to enhance business productivity and options to bundle services to meet our small business customer needs. Products and services offered to small business customers also include managed cloud communications and security services.

Kinetic service revenues also include revenue from federal and state USF programs, amounts received from RDOF, and certain surcharges assessed to our customers, including billings for our required contributions to federal and state USF programs. Sales revenues include sales of various types of communications equipment and products to customers, including selling network equipment to contractors on a wholesale basis.

Enterprise – We manage as one business our mid-market and large business customers located both within our ILEC and CLEC markets. Products and services offered include managed cloud communications and security services, integrated voice and data services, advanced data and traditional voice and long-distance services. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise service revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, time-division multiplexing, voice and data services, and certain surcharges assessed to customers. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers.

Wholesale – Our wholesale operations are focused on providing network bandwidth to other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. These services include network transport services to end users, Ethernet and Wave transport of up to 400 Gigabyte per second (“Gbps”), and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. In addition, we offer voice and data carrier services to other communications providers and to larger-scale purchasers of network capacity. Wholesale fiber sales revenues represent amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.

Segment revenues are based upon each customer’s classification to an individual segment and include all services provided to that customer. There are no differences between total segment revenues and sales and total consolidated revenues and sales. Segment costs and expenses include certain direct expenses incurred in providing services and products to segment customers and selling, general and administrative expenses that are directly associated with specific segment customers or activities. These direct expenses include customer specific access costs, cost of sales, field operations, sales and marketing, product development, licensing fees, provision for estimated credit losses, and compensation and benefit costs for employees directly assigned to the segments.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11. Business Segments, Continued:

Our network operations and operational support functions are managed centrally and are not monitored by or reported to the CODM at a segment level. Accordingly, these shared operating expenses are not assigned to the segments and primarily consist of costs incurred related to network access and facilities, network operations, engineering, service delivery and customer support. Costs related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources and other corporate management activities are not monitored by or reported to the CODM by segment. We also do not assign to the segments depreciation and amortization expense, straight-line expense under the master lease agreements with Uniti, net gain on asset retirements or dispositions or gain on sale of operating assets, because these items are not monitored by or reported to the CODM at a segment level.

Interest expense has also been excluded from segment operating results because we manage our financing activities on a total company basis and have not assigned any debt or finance lease obligations to the segments. Other income, net, and income tax benefit (expense) are not monitored as a part of our segment operations and, therefore, these items also have been excluded from our segment operating results.

Capital expenditures for network enhancements and information technology-related projects benefiting Windstream as a whole are not assigned to the segments and are presented as corporate/shared capital expenditures. Asset information by segment is not monitored or reported to the CODM and therefore has not been presented. Substantially all of our customers, operations and assets are located in the U.S., and we do not have any single customer that provides more than 10 percent of our total consolidated revenues and sales.

The following table summarizes our segment results:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Kinetic:
Revenues and sales	$404.5	$414.1	$818.1	$826.5
Costs and expenses	157.0	157.6	314.5	308.0
Direct margin	$247.5	$256.5	$503.6	$518.5
Enterprise:
Revenues and sales	$334.4	$386.2	$698.2	$807.5
Costs and expenses	147.7	179.3	303.9	371.0
Direct margin	$186.7	$206.9	$394.3	$436.5
Wholesale:
Revenues and sales	$187.4	$190.6	$410.6	$384.2
Costs and expenses	21.5	21.2	50.9	42.6
Direct margin	$165.9	$169.4	$359.7	$341.6
Total segment revenues and sales	$926.3	$990.9	$1,926.9	$2,018.2
Total segment costs and expenses	$326.2	$358.1	$669.3	$721.6
Total segment direct margin	$600.1	$632.8	$1,257.6	$1,296.6

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11. Business Segments, Continued:

Capital expenditures by segment were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Kinetic	$108.9	$120.2	$236.1	$268.6
Enterprise	11.6	18.9	28.0	42.1
Wholesale	21.7	33.5	54.2	65.9
Corporate/Shared (a)	61.9	76.3	131.7	177.5
Total	$204.1	$248.9	$450.0	$554.1

(a)	Represents capital expenditures not directly assigned to the segments and primarily consist of capital outlays for network enhancements and information technology-related projects benefiting Windstream as a whole.

The following table reconciles segment direct margin to consolidated net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions)	2024	2023	2024	2023
Total segment direct margin	$600.1	$632.8	$1,257.6	$1,296.6
Depreciation and amortization	(200.8)	(199.5)	(408.5)	(395.2)
Straight-line expense under contractual arrangement with Uniti	(173.9)	(168.7)	(346.2)	(335.9)
Net gain on asset retirements and dispositions	9.7	5.2	31.4	5.6
Gain on sale of operating assets	—	—	103.2	—
Other unassigned operating expenses (a)	(256.7)	(281.9)	(526.0)	(581.3)
Other income (expense), net	0.8	(0.1)	1.5	—
Interest expense	(52.8)	(52.6)	(106.4)	(104.3)
Income tax benefit (expense)	13.7	15.1	(6.8)	26.6
Net loss	$(59.9)	$(49.7)	$(0.2)	$(87.9)

(a)	Represents operating expenses not assigned to the segments primarily consisting of expenses related to network access and facilities, network operations, engineering, service delivery, and customer support, as well as expenses related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources, and other corporate management activities.

12. Pending Merger:

On May 3, 2024, Windstream entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uniti, pursuant to which, prior to closing (as defined in the Merger Agreement) (the “Closing”), Windstream will undergo an internal reorganization (the “Pre-Closing Windstream Reorganization”), pursuant to which Windstream will (a) merge with and into a newly formed entity, a Delaware limited liability company identified as “New Windstream Holdings II” in the Merger Agreement (“New Windstream Holdings II”), with New Windstream Holdings II as the surviving entity of such merger, and (b) Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream (“New Uniti”), will become the ultimate parent company of New Windstream Holdings II (as successor to Windstream). Following the Pre-Closing Windstream Reorganization, an entity formed as part of the Pre-Closing Windstream Reorganization and an indirect wholly owned subsidiary of New Uniti identified as “Merger Sub” in the Merger Agreement will merge with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti, such that both New Windstream Holdings II (as successor to Windstream) and Uniti will be indirect wholly owned subsidiaries of New Uniti. Windstream’s Board of Managers has unanimously approved the Merger Agreement.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12. Pending Merger, Continued:

Upon consummation of the Merger, New Uniti will become an integrated telecommunications company. The common stock of New Uniti (“New Uniti Common Stock”) is expected to be listed on the Nasdaq. Uniti’s and Windstream’s existing debt is expected to remain in-place following the Merger and each company will remain as a separate subsidiary of New Uniti, with its own debt obligations and no cross-guarantees. Initially, the legacy Uniti and Windstream organizational structures will remain separate, and the existing agreements and arrangements presently in effect between Uniti and Windstream, such as our master lease agreements with Uniti and the settlement agreement with Uniti, which requires Uniti to fund periodic settlement payments and reimburse Windstream for certain growth capital improvements, will remain in place.

At the closing of the Merger, Uniti and Windstream equityholders are expected to hold approximately 62 percent and 38 percent, respectively, of New Uniti before giving effect to the conversion of any outstanding convertible securities or the issuance of warrants to purchase New Uniti Common Stock referenced below. In addition, at the closing of the Merger, Uniti will fund an aggregate cash payment of $425 million (less certain transaction expenses) that will be distributed to Windstream equityholders on a pro-rata basis. Windstream equityholders will also be entitled to pro rata distributions of (i) new shares of non-voting preferred stock of New Uniti with a dividend rate of 11 percent per year for the first six years, subject to an additional 0.5 percent per year during each of the seventh and eighth year after the initial issuance and further increased by an additional 1 percent per year during each subsequent year, subject to a cap of 16 percent per year and with an aggregate liquidation preference of $575 million, and (ii) warrants to purchase New Uniti Common Stock, with an exercise price of $0.01 per share, subject to customary adjustments, representing in the aggregate approximately 6.9 percent of the pro forma share total of New Uniti.

Uniti and Windstream have each made customary representations and warranties and covenants in the Merger Agreement, including covenants, subject to certain exceptions, to use reasonable best efforts to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger (the “Interim Period”). Uniti and Windstream have each agreed to use its respective reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated as soon as practicable, including in connection with obtaining all approvals required to be obtained from any governmental authority or third party that are necessary, proper or advisable to consummate such transactions.

The Merger is subject to customary closing conditions, including, among others, approval by Uniti’s stockholders and receipt of required regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the receipt of approvals from the FCC and certain state public utility commissions. We currently expect the Merger to close in 2025.

The Merger Agreement contains certain customary termination rights for each of Uniti and Windstream, including if the Merger has not been consummated on or before November 3, 2025, subject to certain extensions through no later than May 3, 2026. If the Merger Agreement is terminated, Uniti will be obligated to pay Windstream (i) out-of-pocket third-party expenses incurred in connection with the Merger, not to exceed $25 million, if the Merger Agreement was terminated because Uniti Stockholder Approval was not obtained, (ii) a termination fee of $55 million under specified circumstances, including termination following Uniti accepting a Superior Proposal or Windstream receiving an Adverse Recommendation Change (each as defined in the Merger Agreement) and (iii) a termination fee of $75 million under specified circumstances, including if the Merger Agreement is terminated by Windstream due to Uniti’s failure to obtain sufficient financing or Uniti’s uncured breach of certain related representations and covenants, in circumstances where the termination fee in (ii) is not due.

As of August 31, 2024, the Company has received seven state approvals for the merger and have eleven state approvals in process.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13. Commitments and Contingencies:

Bankruptcy-Related Litigation

Windstream Holdings, LLC (“Old Holdings”), its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink Holdings Corp. in February 2017 pending in federal court in Arkansas and state court in Georgia. The state court case was stayed in 2019, and remains stayed pending the outcome in the federal case. The pending complaints contain similar assertions and claims of alleged securities law violations and breaches of fiduciary duties related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading. The federal plaintiffs’ proof of claim was resolved on the bankruptcy docket in September 2021. Pursuant to the Company’s Plan of Reorganization, plaintiffs are limited to a recovery to the extent of any available insurance proceeds. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, Windstream believes the state case should be discharged, but the plaintiff is challenging the discharge. To the extent the state court case proceeds, applicable law provides that the plaintiff’s recovery is limited to available insurance proceeds.

After years of inactivity on the docket, in June 2023, the federal court denied Windstream’s long-standing motion to dismiss the claims, after holding oral arguments in August 2019 and after Windstream renewed its motion to dismiss in July 2021 in response to the plaintiffs amending the complaint. On May 6, 2024, the parties agreed to a class action settlement that remains subject to federal court approval in Arkansas. The parties are preparing the appropriate pleadings to submit to the court for review and approval of the settlement that will be applicable to the shareholder class. Windstream’s directors’ and officers’ insurance carriers are providing full coverage for the settlement, if approved, as the Company has paid all applicable deductibles.

Key elements of the settlement include:

•	Lead Plaintiff concedes that none of the defendants are making any concession of liability or wrongdoing, and the defendants concede that Lead Plaintiff makes no concession regarding lack of merit.

•	The parties agree that the settlement releases any and all shareholder claims against the Company and the defendants, and the claims are fully discharged.

•	Upon approval by the court, the Company, in conjunction with its insurance carriers, will place in escrow the settlement amount of $85.0 million for distribution to class members.

•	A Claims Administrator will be appointed by the court and, under supervision of the Court, shall provide notice of the settlement to class members and oversee the distribution of the settlement fund.

There is a trial date in the federal case set for November 2024 that has been stayed in light of the pending settlement. Court approval of the settlement by the presiding federal judge will bar class members, including the plaintiff in the state case, from commencing or prosecuting any of the released claims against the defendants. Thus, the Company will seek dismissal of the state court case at the appropriate time.

As of June 30, 2024, the Company recorded a liability for the agreed upon settlement amount of $85.0 million and a loss recovery insurance receivable of $85.0 million for insurance proceeds deemed probable of recovery, which are included in other current liabilities and other current assets, respectively, in the condensed consolidated balance sheet.

WINDSTREAM HOLDINGS II, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13. Commitments and Contingencies, Continued:

Other Matters

The Company is currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any specific period could be materially affected by changes in its assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any specific claim or proceeding would not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Notwithstanding the foregoing, any litigation pending against the Company and any claims that could be asserted against the Company that arose prior to February 25, 2019 (the “Petition Date”) are subject to discharge pursuant to releases finalized at emergence or resolution in accordance with the Bankruptcy Code for any outstanding proof of claims.

14. Subsequent Events:

Subsequent events were evaluated through September 10, 2024, the date these condensed consolidated financial statements were available to be issued. No additional disclosures are required other than those matters that have been reflected within these condensed consolidated financial statements.

Settlement Payment from Uniti – On July 8, 2024, the Company received from Uniti the third quarterly cash installment payment of $24.5 million payable to Windstream in 2024, pursuant to the amended master lease agreements.